Exhibit 10.23

SENIOR SECURED REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

dated as of February 20, 2015,

among

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

as the Borrowers,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender and Swingline Lender

and

COMERICA BANK,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments

Schedule 4.15:	Subsidiaries

Schedule 4.17:	Environmental Matters

Schedule 4.19(a):	Financing Statements and Other Filings

Schedule 5.3:	Post-Closing Matters

Schedule 6.10:	NBSC Bank Accounts

Schedule 7.2(d):	Existing Indebtedness

Schedule 7.3(f):	Existing Liens

Schedule 7.8(m):	Existing Investments

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement

Exhibit B:	Form of Compliance Certificate

Exhibit C:	Form of Secretary’s/Managing Member’s Certificate

Exhibit D:	Form of Solvency Certificate

Exhibit E:	Form of Assignment and Assumption

Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate

Exhibit G-1:	Form of Revolving Loan Note

Exhibit G-2:	Form of Swingline Loan Note

Exhibit H:	Form of Collateral Information Certificate

Exhibit I:	Form of Notice of Borrowing

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 20, 2015, is entered into by and among BENEFITFOCUS, INC., a Delaware corporation (the “Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with the Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”).

RECITALS:

WHEREAS, the Borrowers desire to obtain financing to refinance the Existing Credit Facility (as defined herein), as well as for working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend a revolving loan facility to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $60,000,000, with a letter of credit sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility) and a swingline sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility);

WHEREAS, each Loan Party has agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of its respective personal property assets pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrowers and to secure its respective Secured Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of such Guarantor’s personal property assets pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of a Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Borrower.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents.

“Agent Parties”: as defined in Section 10.2(d)(ii).

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Annualized Recurring Revenue Retention Rate”: a percentage equal to one (1) minus the ratio of the annualized amount of Recurring Revenue Lost during the Measurement Period, divided by Recurring Revenue of the last month of the Measurement Period multiplied by twelve (12). Annualized Recurring Revenue Retention Rate will be adjusted quarterly based on Recurring Revenue Lost during the preceding calendar quarter.

“Applicable Margin”:

(a) from the Closing Date until March 5, 2015, the percentages set forth in Level I of the pricing grid below; and

(b) from and after March 5, 2015 and on the fifth day of each month thereafter, the Applicable Margin shall be determined from the following pricing grids based upon Liquidity as set forth in the most recent Liquidity Report delivered or required to be delivered pursuant to Section 6.2(g) hereof; provided however if any Transaction Report or other calculation of a component of Liquidity is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Transaction Report or other calculation of a component of Liquidity otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest and/or fees due under this Agreement shall be immediately recalculated at such other rate for any applicable periods and shall be due and payable promptly after demand from the Administrative Agent if such other rate would have been higher.

REVOLVING LOANS AND SWINGLINE LOANS

Level	Liquidity	Revolving Loans	Swingline Loans
I	≥ $50,000,000	1.00%	1.00%
II	< $50,000,000 but ≥ $35,000,000	1.25%	1.25%
III	< $35,000,000	1.50%	1.50%

LETTER OF CREDIT FEE

Level	Liquidity	Letter of Credit Fees
I	≥ $50,000,000	1.00%
II	< $50,000,000 but ≥ $35,000,000	1.25%
III	< $35,000,000	1.50%

Notwithstanding the foregoing, (a) if the Borrowers fail to deliver a Transaction Report or other calculation of a component of Liquidity as required herein, the Applicable Margin shall be the rates corresponding to Level III in the foregoing tables until such Transaction Report and/or calculation is delivered, and (b) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent and reasonably acceptable to the Borrowers.

“Available Revolving Commitment”: at any time, an amount equal to (a) (x) the lesser of (i) the Total Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, less (y) Reserves imposed by the Administrative Agent in its Permitted Discretion from time to time, minus (b) the Total Revolving Extensions of Credit.

“Available Revolving Increase Amount”: as of any date of determination, an amount equal to the result of (a) $40,000,000 minus (b) the aggregate principal amount of Increases to the Revolving Commitments previously made pursuant to Section 2.12.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bank Services”: any products, credit services and/or financial accommodations previously, now, or hereafter provided to any Group Member by any Bank Services Provider, including any letters of credit (other than any Letters of Credit provided for the account of the Borrowers hereunder), cash management services, credit cards and foreign exchange services, in each case, other than to the extent constituting Specified Swap Agreements, as any such products or services may be identified in such Bank Services Provider’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”: as defined in the definition of “Bank Services.”

“Bank Services Provider”: the Administrative Agent, any Lender, or any Affiliate of the foregoing who provides Bank Services to any Group Member.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” or “Borrowers”: as defined in the preamble hereto.

“Borrowing Base”: the product of (i) four hundred percent (400%), multiplied by (ii) the Borrowers’ monthly Recurring Revenue (as stated within the last month of the applicable Measurement Period) multiplied by (iii) the Borrowers’ Annualized Recurring Revenue Retention Rate.

“Borrowing Date”: any Business Day specified by a Borrower in a Notice of Borrowing as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the State of New York are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account”: as defined in Section 6.3(c).

“Cash Collateralize”: to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% (110% in the case of any L/C Exposure in respect of a Letter of Credit denominated in a Foreign Currency) of the L/C Exposure or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender; (b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, the applicable Bank Services Provider, for its own benefit or any of its applicable Affiliates’ benefit, as provider of such Bank Services, cash or Deposit Account balances having an aggregate value of at least 105% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements evidencing such Bank Services, or, if such Bank Services Provider shall agree in its sole discretion, other credit support pursuant to documentation in form and substance reasonably satisfactory to the Bank Services Provider; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such person or its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of the Parent (determined on a fully diluted basis); (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii)

whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) except as permitted under Article VII of this Agreement, the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Loan Party free and clear of all Liens (except Liens created by the Security Documents and non-consensual Liens permitted by Section 7.3 arising by operation of law).

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties pursuant to Section 5.1, substantially in the form of Exhibit H.

“Collateral-Related Expenses”: all reasonable and out-of-pocket costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment Fee”: as defined in Section 2.9(b).

“Commitment Fee Rate”: (a) from and after the Closing Date until March 5, 2015, 0.30000%; and

(b) from and after March 5, 2015 and on the fifth day of each month thereafter, the Commitment Fee Rate shall be determined from the following grid based upon Liquidity as set forth in the most recent Liquidity Report delivered or required to be delivered pursuant to Section 6.2(g) hereof; provided however if any Transaction Report or other calculation of a component of Liquidity is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Transaction Report or other calculation of a component of Liquidity otherwise proves to be false or incorrect such that the Commitment Fee Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, the Commitment Fee due under this Agreement shall be immediately recalculated at such other rate for any applicable periods and shall be due and payable promptly after demand from the Administrative Agent if such other rate would have been higher.

Level	Liquidity	Commitment Fee Rate
I	> $50,000,000	0.30000%
II	< $50,000,000 but > $35,000,000	0.35000%
III	< $35,000,000	0.37500%

Notwithstanding the foregoing, (a) if the Borrower fails to deliver a Transaction Report or other calculation of a component of Liquidity as required herein, the Commitment Fee Rate shall be the rate corresponding to Level III in the foregoing table until such Transaction Report and/or calculation is delivered, and (b) no reduction to the Commitment Fee Rate shall become effective at any time when an Event of Default has occurred and is continuing

“Communications”: as defined in Section 10.2(d)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrowers substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”: for any period, with respect to the Parent and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Parent) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Parent.

“Consolidated EBITDA”: with respect to the Parent and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) non-cash compensation expense, plus (vii) the fees, costs and expenses incurred in connection with this Agreement and the other Loan Documents and the transactions hereunder and thereunder, plus (viii) reasonable one-time fees, costs and expenses incurred in connection with a Permitted Acquisition or a successful offering or issuance of Capital Stock, in each case to the extent approved in writing by the Administrative Agent as an ‘add-back’ to Consolidated EBITDA, plus (ix) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income.

“Consolidated Interest Expense”: for any period, total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of a Borrower) in which a Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law applicable to such Subsidiary or any owner of Capital Stock of such Subsidiary.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account, and which agreement is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account”: each Deposit Account and Securities Account that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(b).

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Bank Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof or as otherwise may be reasonably satisfactory to the applicable Bank Services Provider) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Bank Services, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Bank Services, to the extent (a) no default or termination event shall have occurred and be continuing thereunder, (b) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized), (c) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof or as otherwise may be reasonably satisfactory to the Issuing Lender), (d) no Obligations in respect of any Bank Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services have been Cash Collateralized in accordance with the terms hereof or as otherwise may be reasonably satisfactory to the applicable Bank Services Provider), and (e) the aggregate Revolving Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of any of the Subsidiaries of the Parent), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of any of the Subsidiaries of the Parent. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institutions”: each of (x) those Persons identified by the Borrowers in writing to SVB prior to the date of the Engagement Letter, (y) the Borrowers’ or any of their controlled Affiliates’ competitors identified by the Borrowers in writing to SVB prior to the date of the Engagement Letter and (z), in each case of clauses (x) and (y) above, any such Person’s known Affiliates that are readily identifiable by name (such Persons in clauses (x) and (y), collectively, the “Primary Disqualified Institutions”) excluding, in the case of clause (y) above, any affiliate of a competitor that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which no Primary Disqualified Institution, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrowers and their Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Documentation Agent”: Comerica Bank, together with any of its successors in such capacity.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Engagement Letter”: that certain Engagement Letter dated January 16, 2015 by and among the Administrative Agent and the Borrowers.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or, to the knowledge of an Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are equity interests in a “controlled foreign corporation” as defined in Section 957 of the Code, and in each case, either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Loan Parties, reasonably be expected to result in material adverse tax consequences to the Loan Parties.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility”: the credit facility described in the Loan and Security Agreement dated as of August 27, 2013, by and between the Existing Lender and certain of the Borrowers, as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Existing Lender”: SVB, as the sole lender under the Existing Credit Facility.

“Facility”: each of (a) the Revolving Facility, (b) the L/C Facility (which is a sub-facility of the Revolving Facility), and (c) the Swingline Facility (which is a sub-facility of the Revolving Facility).

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. In no event shall the Funds Federal Effective Rate be less than zero.

“Fee Letter”: the letter agreement dated January 16, 2015, by and among the Borrowers and the Administrative Agent.

“Flow of Funds Agreement”: the spreadsheet or other similar statement prepared and certified by the Borrowers, regarding the disbursement of Revolving Loan proceeds on the Closing Date, the funding and the payment of the fees and expenses of the Administrative Agent and the Lenders (including their respective counsel), and such other matters as may be agreed to by the Borrowers, the Administrative Agent and the Lenders.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Lender”: (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors”: a collective reference to each Borrower and each Subsidiary of the Borrowers which has become a Guarantor pursuant to the Guarantee and Collateral Agreement.

“Increase”: as defined in Section 2.12.

“Increase Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.12.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, any and all source code, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: as to any Loan (including any Swingline Loan), the fifth day (or, if such day is not a Business Day, the immediately succeeding Business Day) of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with such Person’s operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Judgment Currency”: as defined in Section 10.19.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the Increase Joinder pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by a Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of (i) the aggregate amount of unrestricted cash held by the Borrowers and the Guarantors in Deposit Accounts maintained with SVB or SVB’s Affiliates or another Lender or an Affiliate thereof, or with National Bank of South Carolina (“NBSC”, provided that the aggregate amounts held in deposit accounts with NBSC shall not exceed $6,500,000 at any time), and in each case subject to a first priority lien in favor of the Administrative Agent, including, without limitation, pursuant to a Deposit Account Control Agreement with respect to each such Deposit Account, plus (ii) the Available Revolving Commitment at such time; provided that, in connection with any calculation of Liquidity required hereunder, at least $20,000,000 must consist of unrestricted cash satisfying the requirements of clause (i) above.

“Liquidity Report”: a report, in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Borrowers to the Administrative Agent which discloses, as of the date of such report, the amount and composition of Liquidity as of such date.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Flow of Funds Agreement, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each Compliance Certificate, each Transaction Report, each Liquidity Report, each Notice of Borrowing, each Bank Services Agreement, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: (a) a material impairment in the perfection or priority of the Administrative Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of all of the Borrowers taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Maximum Rate”: as defined in Section 10.9.

“Measurement Period”: for any period of measurement, the trailing three (3) month period ending as of the then-current measurement date. A measurement period can be either a calendar quarter, or any trailing three (3) calendar month period.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit I.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any other Lender, any Bank Services Provider (in its capacity as provider of Bank Services), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Bank Services Agreement), the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of one primary counsel to the Administrative Agent, the Issuing Lender, and the Lenders, or any Bank Services Provider, to the extent that any applicable Bank Services Agreement requires the reimbursement by any applicable Group Member of any such expenses, and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant to such Specified Swap Agreement) or otherwise. For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Overadvance”: as defined in Section 2.8.

“Parent”: as defined in the Preamble hereto.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payoff Letter”: a letter, in form and substance satisfactory to the Administrative Agent, dated as of a date on or prior to the Closing Date and executed by each of the Existing Lender and the Borrowers that are party to the Existing Credit Facility to the effect that upon receipt by the Existing Lender of the “payoff amount” (however designated) referenced therein, (a) the obligations of the Group Members under the Existing Credit Facility shall be satisfied in full, (b) the Liens held by the Existing Lender under the Existing Credit Facility shall terminate without any further action, and (c) such Borrowers and the Administrative Agent (and their respective counsel and such counsels’ agents) shall be entitled to file UCC-3 amendment statements, USPTO releases, USCRO releases and any other releases necessary to further evidence the termination of such Liens.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: as defined in Section 7.8(l).

“Permitted Discretion”: the commercially reasonable (from the perspective of a secured lender) credit judgment exercised in good faith, in accordance with customary business practices of the Administrative Agent for comparable secured lending transactions.

“Permitted Holders”: GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, Oak Investment Partners XII, L.P., Mason R. Holland, Jr., Holland Family Trust, and Shawn A. Jenkins and any of their respective Affiliates and any funds, investment vehicles or partnerships managed, advised or sub-advised by any of them or any of their respective Affiliates but not including any portfolio operating company of any of the foregoing.

“Permitted Refinancing Indebtedness”: Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of such Person (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) other than Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Sections 7.2(d) and 7.2(e), such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) any Guarantee Obligations which constitute all or a portion of such Refinancing Indebtedness, taken as a whole, are determined in good faith by a Responsible Officer of such Person to be no less favorable to such Person and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantee Obligations, if any, applicable to such Refinanced Indebtedness.

“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: as defined in Section 10.2(d)(i).

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office (such Administrative Agent announced Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). In no event shall the Prime Rate be less than zero.

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by the Parent and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (a) the Loans and extensions of credit to be made on the Closing Date and the use of proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing, in each case prepared for (i) the month ending December 31, 2014, as if such transactions had occurred on the first date of such month and (ii) on a monthly basis through the Revolving Termination Date, in each case, demonstrating pro forma compliance with the covenants set forth in Section 7.1.

“Projections”: as defined in Section 6.2(b).

“Properties”: as defined in Section 4.17(a).

“Protective Overadvance”: as defined in Section 2.8(b).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Recurring Revenue”: the Borrowers’ software services revenue as currently classified and presented in the Parent’s consolidated GAAP financial statements (e.g. monthly managed services, testing services, maintenance, license fees, video, voluntary benefits) that in each case meets all of the Borrowers’ representations and warranties set forth in the Loan Documents.

“Recurring Revenue Lost”: (i) the total quarterly Recurring Revenue of a customer from the penultimate quarter, for which Recurring Revenue for such customer in the Measurement Period was either zero (0) or less in the last month of the Measurement Period, or (ii) the decrease in Recurring Revenue for a customer from the penultimate quarter to the Measurement Period when such change is both greater than or equal to fifty percent (50%), and Two Hundred Thousand Dollars ($200,000).

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.23.

“Required Lenders”: at any time, (a) if only one Lender holds the Total Revolving Commitments, such Lender; and (b) if more than one Lender who are not Affiliates of one another holds the Total Revolving Commitments, then at least two unaffiliated Lenders who together hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in its Permitted Discretion, reducing the amount of Revolving

Loans and other financial accommodations which would otherwise be available to the Borrowers (a) to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent in its Permitted Discretion, do or are reasonably likely to adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of any Loan Party, or (iii) the security interests and other rights of the Administrative Agent and the Secured Parties in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Loan Parties, if any, to the Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which the Administrative Agent determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief executive officer, the chief financial officer, treasurer, controller or comptroller of such Loan Party and solely for the purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (together with incumbency and other related documentation reasonably requested by the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the Increase Joinder pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments and Increases permitted hereunder).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit G-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: is the date occurring on the three (3) year anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: a Person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including the Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), each Bank Services Provider and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) the Intellectual Property Security Agreements, (d) each Deposit Account Control Agreement, (e) each Securities Account Control Agreement, (f) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and (g) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(o), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by any Loan Party and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into).

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Loan Party or any of its respective Subsidiaries and evidencing Indebtedness of such Loan Party or such Subsidiary which is either subordinated to the payment of the Obligations or the lien securing such indebtedness is subordinated to the Administrative Agent’s Lien, in each case, in a manner approved in writing by the Administrative Agent, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent.

“Subordinated Indebtedness”: Indebtedness of a Loan Party, the payment of which and/or the lien securing such Indebtedness, is subordinated to the Obligations and/or the Administrative Agent’s Lien, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers and their Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit G-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Revolving Commitments and Revolving Extensions of Credit of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $5,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $60,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: as defined in Section 10.6(b)(i)(B).

“Transaction Report”: that certain report of transactions and schedule of collections, including calculations of the Borrowing Base and the Recurring Revenue, a form of which has been provided by the Administrative Agent to the Borrowers.

“Transferee”: any Eligible Assignee or Participant.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“USCRO”: the U.S. Copyright Office.

“USPTO”: the U.S. Patent and Trademark Office.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 2

AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 Reserved.

2.2 Reserved.

2.3 Reserved.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Lender which, when added to the sum of (i) such Revolving Lender’s Revolving Percentage of any Swingline Loans then outstanding and (ii) such Revolving Lender’s L/C Exposure, if any, at such time, does not exceed the amount of such Revolving Lender’s Revolving Commitment; provided, that the Total Revolving Extensions of Credit outstanding at such time, after giving effect to the making of such Revolving Loans, shall not exceed (x) the lesser of (i) the Total Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, less (y) Reserves imposed by the Administrative Agent in its Permitted Discretion

from time to time. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date; provided, however, that during the existence of an Event of Default, the Revolving Loans then outstanding shall be repaid from funds in the Cash Collateral Account in accordance with Section 6.3(c).

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow up to the Available Revolving Commitment under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrowers shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time one (1) Business Day prior to the requested Borrowing Date (provided that any such Notice of Borrowing under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) instructions for remittance of the proceeds of the Loans to be borrowed. Except as provided in Sections 3.5(b) and 2.7(b), each borrowing shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount). In addition to such Notice of Borrowing, the Borrowers shall contemporaneously deliver to the Administrative Agent a completed Transaction Report executed by a Responsible Officer, together with such other supporting reports and information, including without limitation, cash receipts journals, and accounts receivable aging reports, as the Administrative Agent may reasonably request. Upon receipt of any such Notice of Borrowing and Transaction Report from the Borrowers, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrowers at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrowers with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the Existing Lender (for application against amounts then outstanding under the Existing Credit Facility), in accordance with the Flow of Funds Agreement.

2.6 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be made only in Dollars. To the extent not otherwise required by the terms hereof to be repaid prior thereto, the Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrowers desire that the Swingline Lender make Swingline Loans, the Borrowers shall give the Swingline Lender irrevocable telephonic or electronic notice (which notice must be received by the Swingline Lender not later than 12:00 P.M., Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of any Swingline Loan, the Swingline Lender shall make available to the Borrowers an amount in immediately available funds equal to the amount of such Swingline Loan by depositing such amount in the account designated in writing to the Administrative Agent by the Borrowers (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 3.5(b), by remittance to the Issuing Lender). Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrowers no later than five (5) Business Days after the advance of such Swingline Loan.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), on one (1) Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M., Pacific time, and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 10:00 A.M., Pacific time, one (1) Business Day after the date of such written notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrowers irrevocably authorize the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c) If prior to the time that the Borrowers have repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one (1) Business Days’ notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Overadvances.

(a) If at any time or for any reason the amount of the Total Revolving Extensions of Credit exceeds (x) the lesser of (i) the Total Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, less (y) Reserves imposed by the Administrative Agent in its Permitted Discretion from time to time (any such excess, an “Overadvance”), the Borrower shall pay on demand the full amount of such Overadvance to the Administrative Agent for application against the Revolving Extensions of Credit in accordance with the terms hereof.

(b) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole discretion, may make Revolving Loans to the Borrowers on behalf of the Revolving Lenders, so long as the aggregate amount of such Revolving Loans shall not exceed 10% of the Borrowing Base, if the Administrative Agent, in its Permitted Discretion, deems that such Revolving Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to the Borrowers pursuant to this Agreement (such Revolving Loans, “Protective Overadvances”); provided that (A) in no event shall the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments then in effect and (B) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that any existing Protective Overadvance shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). Each applicable Lender shall be obligated to advance to the Borrowers its Revolving Percentage of each Protective Overadvance made in accordance with this Section 2.8(b). If Protective Overadvances are made in accordance with the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvances based upon their Revolving Percentages in accordance with the terms of this Agreement. All Protective Overadvances shall be repaid by the Borrowers on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Loans generally.

2.9 Fees.

(a) Fee Letter. The Borrowers agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b) Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrowers shall pay to the Administrative Agent for the account of the Lenders (other than any Defaulting Lender), a fee for the Borrowers’ non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on the fifth day of each calendar quarter occurring after the Closing Date prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. For the avoidance of doubt, the outstanding amount of any Swingline Loans shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the Commitment Fee.

(c) Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

(d) Increase in Fees. At any time that an Event of Default exists and is continuing, the Borrowers shall pay interest on any overdue fees due under subsections (a) and (b) at a rate per annum equal to 2.0% plus the rate applicable to Revolving Loans as provided in Section 2.15.

2.10 Termination or Reduction of Total Revolving Commitments; Total L/C Commitments.

(a) Termination or Reduction of Total Revolving Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or, from time to time, to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction of the Total Revolving Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed (x) the lesser of (i) the Total Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, less (y) Reserves imposed by the Administrative Agent in its Permitted Discretion from time to time. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total Revolving Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total Revolving Commitments then in effect. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its respective Revolving Percentage. All fees accrued until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination.

(b) Termination or Reduction of Total L/C Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the Borrowers or, from time to time, to reduce the amount of the Total L/C Commitments available to the Borrowers; provided that, in any such case, no such termination or reduction of the Total L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total L/C Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total L/C Commitments then in effect. Any reduction of the Total L/C Commitments shall be applied to the L/C Commitments of each Lender according to its respective L/C Percentage. All fees accrued until the effective date of any termination of the Total L/C Commitments shall be paid on the effective date of such termination.

2.11 Optional Loan Prepayments.

The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, one (1) Business Day prior thereto, which notice shall specify the date and amount of the proposed prepayment; provided that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, subject to any permitted revocation of such notice, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12 Incremental Facility.

(a) At any time during the Revolving Commitment Period, the Borrowers may request (but subject to the conditions set forth in clause (b) below) that the Revolving Commitments be increased by an amount not to exceed the Available Revolving Increase Amount (each such increase, an “Increase”); provided that the Borrowers may not request an Increase on more than two occasions during the term of this Agreement. No Lender shall be obligated to increase its Revolving Commitments in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 (or, if the Available Revolving Increase Amount is less than $5,000,000, such remaining Available Revolving Increase Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolving Commitments exceed the Available Revolving Increase Amount during the term of the Agreement.

(b) Each of the following shall be conditions precedent to any Increase of the Revolving Commitments in connection therewith:

(i) any Increase shall be on the same terms (including the pricing, and maturity date), as applicable, as, and pursuant to documentation applicable to, the Revolving Facility then in effect;

(ii) the Borrowers shall have delivered an irrevocable written request for such Increase at least ten (10) Business Days prior to the requested funding date of such Increase;

(iii) each Lender agreeing to such Increase, the Borrowers and the Administrative Agent shall have signed an Increase Joinder (any Increase Joinder may, with the consent of the Administrative Agent, the Borrowers and the Lenders agreeing to such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.12) and the Borrowers shall have executed any Notes requested by any Lender in connection with the making of the Increase. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Increase Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to fund such Increase;

(iv) each of the conditions precedent set forth in Section 5.2 shall be satisfied with respect to such Increase;

(v) after giving pro forma effect to such Increase and the use of proceeds thereof, (A) no Default or Event of Default shall have occurred and be continuing at the time of such Increase and (B) the Borrowers shall be in compliance with the then applicable financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended month for which financial statements are required to be delivered prior to such Increase, and the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate evidencing compliance with the requirements of this clause (v);

(vi) in connection with such Increase, the Borrowers shall pay to Administrative Agent all fees required to be paid pursuant to the terms of the Fee Letter; and

(vii) upon each Increase in accordance with this Section 2.12, all outstanding Loans, participations hereunder in Letters of Credit and participations hereunder in Swingline Loans held by each Lender shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages and L/C Percentages, pursuant to procedures reasonably determined by the Administrative Agent in consultation with the Borrowers.

(c) Upon the effectiveness of any Increase, (i) all references in this Agreement and any other Loan Document to the Revolving Loans shall be deemed, unless the context otherwise requires, to include such Increase advanced pursuant to this Section 2.12 and (ii) all references in this Agreement and any other Loan Document to the Revolving Commitments shall be deemed, unless the context otherwise requires, to include the commitments to advance an amount equal to such Increase pursuant to this Section 2.12.

(d) The Revolving Loans and Revolving Commitments established pursuant to this Section 2.12 shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Borrowers shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolving Commitments.

2.13 Reserved.

2.14 Reserved.

2.15 Interest Rates and Payment Dates.

(a) Each Revolving Loan and each Swingline Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(b) During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) or (f).

(c) Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(b) shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Revolving Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17 Reserved.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Revolving Loan Funding Office, in Dollars and in immediately available funds. The Administrative

Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. Pacific time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrowers severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrowers but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the rate per annum applicable to Revolving Loans under the Revolving Facility. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers are making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of a Lender hereunder to (i) make Revolving Loans, (ii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iii) to fund its respective Swingline Participation Amount of any Swingline Loan, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees, Overadvances and Protective Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, Overadvances and Protective Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrowers from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(j) shall be required to implement the terms of this Section 2.18(j). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(j) and shall in each case notify the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply). Each Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(k) Any amounts actually paid to or collected by the Administrative Agent pursuant to Section 6.3(c) at any time during the existence of an Event of Default shall be applied by the Administrative Agent to the Revolving Loans then outstanding and distributed by the Administrative Agent to the Revolving Lenders, in each case, (i) in accordance with the Revolving Percentages of such Revolving Lenders then in effect, and (ii) by no later than the date occurring three days after the date on which such payments or proceeds are so received or collected by the Administrative Agent, with any remaining amounts to be returned to the Borrower as specified in Section 6.3(c).

(l) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees, Swingline Loans and L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrowers shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender, the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(d) A certificate as to any additional amounts payable pursuant to paragraphs (a), (b), or (c) of this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20 Taxes.

For purposes of this Section 2.20, the term ‘Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrowers shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrowers shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrowers shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Borrowers shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the

Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g) Right to Contest Taxes; Treatment of Certain Refunds. If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrowers in a reasonable challenge of such Taxes if so requested by the Borrowers; provided that (i) such Lender or the Administrative Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (ii) the Borrowers pay all related expenses of the Administrative Agent or such Lender, (iii) the Borrowers indemnify such Lender or the Administrative Agent for any liabilities or other costs incurred by such party in connection with such challenge, and (iv) the Borrowers indemnify the Administrative Agent or such Lender, as applicable, for any indemnified Taxes or Other Taxes before any such contest. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.21 Reserved.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(a), Section 2.19(b), Section 2.20(a) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(a), Section 2.19(b), Section 2.20(a) or Section 2.20(d). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrowers.

2.23 Substitution of Lenders. Upon the receipt by the Borrowers of any of the following (or in the case of clause (a) below, if the Borrowers are required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrowers may, at their sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee)

to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender (provided that, for the avoidance of doubt, such replacement lending institution shall not be a Disqualified Institution unless an Event of Default has occurred and is continuing) (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that if the Borrowers elect to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrowers shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrowers in such instance); provided that if such Affected Lender does not comply with Section 10.6 within ten (10) Business Days after the Borrowers’ request, compliance with Section 10.6 shall not be required to effect such assignment, and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Swingline Loans or Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and to the Swingline Lender, as applicable, the amount of any such fee or Letter of Credit Fee, as applicable, otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or Letter of Credit Fee, as applicable.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to

Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law and subject to Section 2.25, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages and L/C Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrowers may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement

(whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Bank or any other Lender may have against such Defaulting Lender.

2.25 Joint and Several Liability of the Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other the Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other the Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise:

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property at any time. This means, among other things:

(i) The Administrative Agent and Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrowers.

(ii) If the Administrative Agent or any Lender forecloses on any Collateral consisting of real property pledged by the Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) The Administrative Agent and Lenders may collect from such Borrower even if the Administrative Agent or Lenders, by foreclosing on real property, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i) The provisions of this Section 2.25 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. Notwithstanding anything to the contrary contained in this Section 2.25, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.

(l) Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the

Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

2.26 Notes. If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, either (x) the L/C Exposure would exceed the Total L/C Commitments or (y) the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or, in the sole discretion of the Issuing Lender with respect to any particular Letter of Credit, a Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For purposes of this Agreement, the stated amount of any Letter of Credit issued in a Foreign Currency shall be converted into Dollars from time to time by the Issuing Lender and upon any drawing under such Letter of Credit.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000; or

(vii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrowers by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrowers agree to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrowers, (i) a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), (ii) a letter of credit fee equal to the Applicable Margin relating to Letters of Credit multiplied by the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrowers or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). The Issuing Lender Fees shall be paid when required by the Issuing Lender, and the Letter of Credit Fronting Fee and the Letter of Credit Fee shall be payable quarterly in arrears on the fifth day of each calendar quarter occurring after the Closing Date and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit. All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Borrowers shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d) Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such Letter of Credit Fees, if any, payable to the Issuing Lender for its own account.

(e) All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

3.4 L/C Participations.

The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrowers and the Administrative Agent thereof and the

Borrowers shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if the Issuing Lender issues such notice before 10:00 a.m. Pacific time on the date of such L/C Disbursement, or (ii) on the second following Business Day if the Issuing Lender issues such notice at or after 10:00 a.m. Pacific time on the date of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.7(a) that such payment be financed with a Revolving Loan or a Swingline Loan, as applicable, in an equivalent amount and, to the extent so financed, the Borrowers’ obligations to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan.

(b) If the Issuing Lender shall not have received from the Borrowers the payment that they are required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrowers shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrowers may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrowers shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrowers shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrowers, at the rate per annum that would apply to such amount if such amount were a Revolving Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrowers or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% (110% in the case of any L/C Exposure in respect of any Letter of Credit denominated in a Foreign Currency) of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% (110% in the case of any L/C Exposure in respect of any Letter of Credit denominated in a Foreign Currency) of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrowers, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% (110% in the case of any L/C Exposure in respect of any Letter of Credit denominated in a Foreign Currency) of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrowers or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrowers or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11 Reserved.

3.12 Reserved.

3.13 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the initial Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter, each Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender, as to themselves, each of their respective Subsidiaries and each other Loan Party, as applicable, that:

4.1 Financial Condition.

(a) The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date in the case of the balance sheets and the beginning of the period presented in the case of the statements of income and cash flows) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the information available to the Borrowers as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as of December 31, 2014 assuming that the events specified in the preceding sentence had actually occurred at such date in the case of the balance sheets and at the beginning of the period presented in the case of the statements of income and cash flows

(b) The audited consolidated balance sheets of the Parent (or its predecessor) and its Subsidiaries as of December 31, 2012 and December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2014, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except with respect to audited financial statements as approved by the aforementioned firm of accountants and disclosed therein) subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments and the absence of footnotes. No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2013 to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 31, 2013, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and the filing of a Form8-K with the SEC following the Closing Date and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrowers or any of their respective Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. The Collateral Information Certificate sets forth a complete and accurate list of all real property owned and leased by each Loan Party as of the Closing Date.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any such Group Member’s Intellectual Property, nor does any Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of any Borrower, threatened to such effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, all income and all other material state and other tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than Liens permitted by Section 7.3(a)), and, to the knowledge of each Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulation U of the Board or (b) for any purpose that violates the provisions of the other regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA.

(a) Each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b) no ERISA Event has occurred or is reasonably expected to occur;

(c) each Loan Party and each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d) to the extent applicable with respect to any Pension Plan, as of the most recent valuation date for such Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(e) as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000;

(f) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(g) to the extent applicable with respect to any Pension Plan, all liabilities under such Pension Plan are (i) funded to at least the minimum level required by law, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and;

(h) (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of the Parent and each Subsidiary of the Parent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrowers (other than the Parent) or any Subsidiary, except as may be created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Revolving Loans shall be to refinance the obligations of the Borrowers outstanding under the Existing Credit Facility, to pay related fees and expenses and for general corporate purposes. All or a portion of the proceeds of the Swingline Loans and the Letters of Credit, shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrowers, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) to the knowledge of the Borrowers, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as disclosed on Schedule 4.17, to the knowledge of the Borrowers, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances, not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and that no assurance can be given that any particular projected result will be realized. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock, if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, no Loan Party that is a limited liability company or partnership has any Capital Stock that is a not Certificated Security.

(b) Any Mortgages delivered after the Closing Date pursuant to Section 6.12 will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than Liens permitted by Section 7.3.

4.20 Solvency; Fraudulent Transfer. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23 Reserved.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26 Accounts Receivable.

All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of the Borrower’s books and records are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.27 Definition of “Knowledge”. Except as otherwise set forth herein, for purposes of the Loan Documents, whenever a representation or warranty is made to the Borrowers’ knowledge or awareness, to the “best of” the Borrowers’ knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

4.28 Patriot Act. Each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act or the Bribery Act 2012. No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.29 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Lender listed on Schedule 1.1A;

(ii) the Collateral Information Certificate, executed by a Responsible Officer of the Loan Parties;

(iii) if required by any Revolving Lender, a Revolving Loan Note executed by the Borrowers in favor of such Revolving Lender;

(iv) if required by the Swingline Lender, the Swingline Loan Note executed by the Borrowers in favor of such Swingline Lender;

(v) the Guarantee and Collateral Agreement, executed and delivered by the Borrowers and each other Grantor named therein;

(vi) each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(vii) Control Agreements with each of SVB and NBSC;

(viii) each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(ix) a completed Compliance Certificate as of the last day of the fiscal quarter of the Parent ended on December 31, 2014;

(x) a completed Liquidity Report dated as of December 31, 2014;

(xi) a completed Transaction Report dated as of December 31, 2014; and

(xii) the Flow of Funds Agreement, executed by the Borrowers.

(b) Pro Forma Financial Statements; Financial Statements; Projections. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of the Parent (or its predecessor) as of December 31, 2012 and December 31, 2013, (iii) unaudited consolidated financial statements of the Parent as of December 31, 2014 and for each fiscal month ended thereafter and at least 15 days before the Closing Date, and (iv) forecasts prepared by management of the Parent, each in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for each fiscal month during the term of the Revolving Facility.

(c) Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and consummation of the other transactions contemplated hereby, shall have been obtained and be in full force and effect.

(d) Secretary’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the

Closing Date and executed by the Secretary or Assistant Secretary of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (iv) a good standing certificate for each Loan Party certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization, and (v) certificates of qualification as a foreign corporation issued by each of North Carolina, South Carolina, California and Oklahoma.

(e) Responsible Officer’s Certificates.

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2(a) and (d) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2013, that has had or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(g) Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of the Parent and its Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Parent and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested. Without limiting the foregoing, the Administrative Agent shall have received a copy of the most recent investment policy approved by the Parent’s board of directors.

(h) Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all audits and certifications as it has reasonably requested.

(i) Existing Credit Facility, Etc. The Borrowers shall have provided notice to the Existing Lender (in accordance with the terms of the Existing Credit Facility) of their intent to pay all obligations of the Group Members outstanding under the Existing Credit Facility on the Closing Date, (B) the Administrative Agent shall have received the Payoff Letter executed by the Existing Lender and the Borrowers party to the Existing Credit Facility, (C) all obligations of the Group Members in respect of the Existing Credit Facility shall, substantially contemporaneously with the funding of certain Loan proceeds on the Closing Date directly to the Existing Lender as contemplated by Section 2.5 and the Flow of Funds Agreement, have been paid in full, (D) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Group Members in respect of the Existing Credit Facility and the Liens of the Existing Lender in the assets of the Group

Members securing obligations under the Existing Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, taken, and (E) the Administrative Agent shall have received such other documents and information related to the Existing Credit Facility and the refinancing thereof as it may request.

(j) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, Liens to be discharged on or prior to the Closing Date, or Liens securing obligations of the Group Members under the Existing Credit Facility, which Liens shall be discharged substantially contemporaneously with the Closing Date pursuant to the Payoff Letter.

(ii) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received original versions of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii) Filings, Registrations, Recordings, Agreements, Etc. Each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and a landlord access agreement for the Borrowers’ headquarters location) required by the Loan Documents or under law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance satisfactory to the Administrative Agent.

(l) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.

(m) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Wyrick Robbins Yates & Ponton LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(n) Borrowing Notices. The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrowers and otherwise complying with the requirements of Section 2.5.

(o) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of the Parent.

(p) No Material Adverse Effect. There shall not have occurred since December 31, 2013 any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened in writing, relating to or arising out of the Loan Documents or the transactions contemplated hereby and thereby.

(r) Consistency. The final terms and conditions of the transactions contemplated by the Loan Documents shall be (i) as described in the Engagement Letter, and otherwise consistent with the description thereof provided to Administrative Agent in writing or (ii) otherwise reasonably satisfactory to Administrative Agent and the Lenders.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its initial Loans disbursed on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b) Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c) Notices of Borrowing; Transaction Report. The Administrative Agent shall have received a Notice of Borrowing and a Transaction Report in connection with any such request for extension of credit which complies with the requirements hereof.

(d) No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Post-Closing Conditions Subsequent. The Borrowers shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.3 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below (or such other date as Administrative Agent shall agree in its sole discretion):

(a) Within thirty (30) days following the Closing Date, the Borrowers shall deliver the landlord access agreements and bailee waivers set forth on Schedule 5.3 hereto as required pursuant to Section 6.12(e) hereof.

SECTION 6

AFFIRMATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, at all times prior to the Discharge of Obligations, each such Borrower shall, and, where applicable, shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 2014), a copy of the audited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, together with an unqualified opinion by an independent certified public accounting firm of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b) as soon as available, but in any event not later than 35 days after the end of each month occurring during each fiscal year of the Parent, the unaudited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c) as soon as available, but in any event (i) within 90 days after the end of each fiscal year of the Parent, the Parent’s annual report on form 10-K filed with the SEC, (ii) within 45 days after the end of each fiscal quarter of the Parent, the Parent’s quarterly report on form 10-Q filed with the SEC, and (iii) each form 8-K filing made by the Parent as and when filed with the SEC; provided that documents required to be delivered pursuant to this Section 6.1(c) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto, either: (x) on the Parent’s website on the Internet at the website address listed in Section 10.2; or (y) when such documents are posted electronically on the Parent’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments and the absence of footnotes.

6.2 Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of all monthly, quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month or fiscal year of the Parent, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Parent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall be commensurate with those provided to the Parent’s board of directors;

(c) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Parent’s filings with the SEC);

(d) within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Parent sends to the holders of any class of the Parent’s debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Parent may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that would reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(f) concurrently with each Notice of Borrowing and in any event within 35 days after the end of each month, account receivable and account payable agings (by invoice date), a deferred revenue schedule, and a Transaction Report summarizing and calculating (where applicable) the Borrowing Base, the Annualized Recurring Revenue Retention Rate, Recurring Revenue and Recurring Revenue Lost, together with all key performance metrics;

(g) concurrently with the delivery of financial statements referred to in Section 6.1(b), a Liquidity Report as of the last day of the month to which such financial statements relate;

(h) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage maintained by the Borrowers pursuant to Section 6.6 and the terms of the Guarantee and Collateral Agreement, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request; and

(i) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. The Borrowers shall deliver to the Administrative Agent the Transaction Reports required by Section 6.2, on the Administrative Agent’s standard forms. If reasonably requested by the Administrative Agent, the Borrowers shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to the Accounts relating to such collections. In addition, the Borrowers shall deliver to the Administrative Agent, upon its reasonable request therefor, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. The Borrowers shall promptly notify the Administrative Agent of all disputes for which a claim has been filed in excess of $750,000 relating to Accounts included within Recurring Revenue. The Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrowers do so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default or Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, the Total Revolving Extensions of Credit then outstanding will not exceed the Available Revolving Commitment then in effect.

(c) Collection of Accounts. The Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. The Borrowers shall direct all Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account”, as specified by the Administrative Agent (either such account, the “Cash Collateral Account”), which such Cash Collateral Account shall be subject to a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent. Whether or not an Event of Default has occurred and is continuing, the Borrowers shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account to be (i) prior to the occurrence and the continuance of an Event of Default, at Borrower’s sole discretion (x) transferred to an account of the Borrowers maintained at SVB or (y) applied immediately reduce the Obligations; and (ii) after the occurrence and during the continuance of an Event of Default applied as described in Section 8.3.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower, such Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to the Administrative Agent, upon request from the Administrative Agent. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, such Borrower shall hold the returned Inventory in trust for the Secured Parties, and immediately notify the Administrative Agent of the return of the Inventory.

(e) Verification. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Borrower or the Administrative Agent or any of its Affiliates as the Administrative Agent may choose, and may notify any Account Debtor of the Administrative Agent’s security interest in such Account.

(f) No Liability. The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

6.4 Payment of Obligations; Taxes.

(a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including all material Taxes and material Other Taxes imposed by law on an applicable Loan Party) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b) File or cause to be filed all Federal and state income and all other material tax returns that are required to be filed.

6.5 Maintenance of Existence; Compliance. (a) Except as otherwise permitted by Section 7.4, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrowers) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Parent shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) not become a party to any Multiemployer Plan; (5) to the extent applicable with respect to any Pension Plan, ensure that all liabilities under such Pension Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as is customary for companies engaged in the same or a similar business. All property policies shall have a lender’s loss payable endorsement showing the Administrative Agent as an additional loss payee. All liability policies shall show, or have endorsements showing, the Administrative Agent as an additional insured. All proceeds payable under any property policy shall, at the option of the Administrative Agent, be payable to the Administrative Agent on account of the Obligations; provided, however, that the Borrowers shall be entitled to retain and apply insurance proceeds of up to $25,000 per occurrence to the repair or replacement of any property that is the subject of a claim under such policy.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries shall be made in order to enable its financial statements to be prepared in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), permit the Administrative Agent, its agents and representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections shall not be undertaken more frequently once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary.

6.8 Notices. Give prompt written notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member that, if not cured would reasonably be expected to have a Material Adverse Effect; and (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding to which a Group Member is a party (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, or (iii) which relates to any Loan Document;

(d) (i) the occurrence of any of the following events affecting such Borrower or any of its respective ERISA Affiliates (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to such Borrower or any of its ERISA Affiliates with respect to such event, if such event would reasonably be expected to result in liability in excess of $250,000 to such Borrower or any of its respective ERISA Affiliates: (A) an ERISA Event, (B) the adoption of any new Pension Plan by such Borrower or any of its ERISA Affiliates, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by such Borrower or any of its ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii) to the extent applicable with respect to any Pension Plan, upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to such Pension Plan; and

(iii) all notices from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a liability in excess of $250,000 to such Borrower of any of its ERISA Affiliates;

(e) any material change in accounting policies or financial reporting practices by any Loan Party; and

(f) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws.

(a) Comply with all applicable Environmental Laws, and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except those the failure to obtain, comply with and maintain would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of the Borrowers under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, subject to the Borrowers’ right to challenge the applicability of any such orders and directives in good faith.

6.10 Operating Accounts. Maintain its and its Subsidiaries’ primary depository and operating accounts and securities accounts with SVB or with SVB’s Affiliates; provided that a portion of the operating accounts and securities accounts of the Borrowers and their respective Subsidiaries’ may be maintained with one or more of the Lenders or their Affiliates and the accounts listed on Schedule 6.10 may be maintained with NBSC, subject in each case to a Control Agreement.

6.11 Audits. Without duplication of Section 6.7 hereof, at reasonable times, on three (3) Business Days’ prior notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and perform field examinations, and the right to audit the Collateral and the Group Members’ business. The foregoing inspections, audits and field examinations shall be at the Borrowers’ expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same or any third party expenses in connection with performing such audit or field examination), plus reasonable out-of-pocket expenses. Such inspections, field examinations and audits shall not be undertaken more frequently than once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary; provided that, notwithstanding the foregoing, the Administrative Agent shall have the right to conduct one (1) additional audit and field examination within 120 days following the Closing Date at the Borrowers’ expense that shall not be included in the constraints on frequency set forth above. In the event the Borrowers and the Administrative Agent schedule an audit more than ten (10) days in advance, and the Borrowers cancel or seek to or reschedule the audit with less than seven (7) days written notice to the Administrative Agent (without limiting any of the Administrative Agent’s rights or remedies) then the Borrowers shall pay the Administrative Agent a fee of $1,000 plus any out-of-pocket expenses incurred by the Administrative Agent to compensate the Administrative Agent for the anticipated costs and expenses of such cancellation or rescheduling.

6.12 Additional Collateral, Etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within five (5) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (and in any event within forty-five (45) days (or such longer period as the Administrative Agent may agree in its sole discretion) of such request), to the extent requested by the Administrative Agent, (i) execute and deliver a first priority (except for any Liens permitted by Section 7.3(g)) Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent, not to exceed the fair market value of the real property) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed reasonably necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing, no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.12, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of the Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law or any Lenders’ written regulatory or compliance procedures and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).

(c) With respect to any new direct or indirect Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly (and in any event within ten (10) Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C)

to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (and in any event within ten (10) Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location, from the lessor of each data center of the Loan Parties, and from the lessor of or the bailee related to any other location where in excess of $100,000 of Collateral is stored or located, which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Closing Date, no Collateral having a book value in excess of $100,000 shall be stored at any new location without the prior written consent of the Administrative Agent or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.13 Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.14 Licensee Consent.

Prior to entering into or becoming bound by any inbound Intellectual Property license or agreement (other than over-the-counter software that is commercially available to the public), the breach or termination of which would reasonably be expected to cause a Material Adverse Effect, the applicable Loan Party shall: (a) provide written notice to the Administrative Agent of the material terms of such license or agreement; and (b) to the extent reasonably requested by the Administrative Agent, obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such license or agreement to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, and (ii) the Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.15 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

6.16 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, at all times prior to the Discharge of Obligations, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Minimum Liquidity. Permit Liquidity at any time, as tested on the last day of each month, to be less than $30,000,000.

(b) Minimum Consolidated EBITDA. Permit Consolidated EBITDA for any quarter specified below, as calculated on a trailing six (6) months basis, to be less than the correlative amount specified below:

Quarter Ending	Minimum Consolidated EBITDA
March 31, 2015	($22,500,000)
June 30, 2015	($22,500,000)
September 30, 2015	($22,500,000)
December 31, 2015	($14,500,000)
March 31, 2016	($6,000,000)
June 30, 2016	($6,250,000)
September 30, 2016	($5,250,000)
December 31, 2016	$2,000,000
March 31, 2017	$10,100,000
June 30, 2017	$12,200,000
September 30, 2017	$12,900,000
December 31, 2017	$20,500,000

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party owing to any other Loan Party, and (ii) any Group Member (which is not a Loan Party) to any other Group Member (which is not a Loan Party);

(c) Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party), provided that, in any case (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations, including any incurred in addition to those permitted pursuant to clause (d) above) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof);

(f) Subordinated Indebtedness;

(g) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business

(i) unsecured Indebtedness of a type not described above of the Loan Parties and their respective Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $250,000 at any one time outstanding;

(j) obligations (contingent or otherwise) of the Loan Parties and their respective Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(k) to the extent constituting Indebtedness, building lease obligations on the Parent’s balance sheet, provided that such obligations do not increase by more than $5,000,000 above the amount reflected on the Parent’s balance sheet as of the Closing Date; and

(l) Indebtedness of a Person (other than a Loan Party or one of their respective Subsidiaries which constituted a Subsidiary prior to the consummation of the applicable merger referenced below) existing at the time such Person is merged with or into a Loan Party or a Subsidiary or becomes a Subsidiary; provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g) Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition, improvement or construction of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, improvement or construction of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j) judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Loan Party or becomes a Subsidiary of a Loan Party or acquired by a Loan Party; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(m) the replacement, extension or renewal of any Lien permitted by clause (l) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(n) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside the United States; and

(o) Liens arising from precautionary UCC financing statements filed under any lease solely covering such leased items.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of a Loan Party may be merged or consolidated with or into a Loan Party (provided that such Loan Party shall be the continuing or surviving Person);

(b) any Subsidiary of the Parent may Dispose of any or all of its assets (i) pursuant to any liquidation or other transaction that results in the assets of such Subsidiary being transferred to a Borrower or any other Loan Party, or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the sale or issuance of the Capital Stock of any Subsidiary of the Parent (i) to a Borrower or any other Loan Party, or (ii) in connection with any transaction that does not result in a Change of Control;

(e) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the licensing of Intellectual Property as permitted in Section 7.3(n);

(g) the Disposition of property (i) by any Loan Party to any other Loan Party, and (ii) by any Group Member (which is not a Loan Party) to any other Group Member;

(h) Dispositions of property subject to a Casualty Event;

(i) leases or subleases of Real Property;

(j) source code escrow arrangements in the ordinary course of business;

(k) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b);

(l) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrowers determine in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(m) Dispositions of other property having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Parent, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and

(n) payments permitted under Section 7.6, Investments permitted under Section 7.7, and Liens permitted under Section 7.3;

provided, however, that any Disposition made pursuant to this Section 7.5 shall be made in good faith on an arm’s length basis and, other than with respect to Dispositions permitted under clauses (a), (c), (g), (h) and (l) above, for fair value.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any earn-out payment, seller debt or deferred purchase payments, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) any Group Member may (i) make Restricted Payments to any Borrower and (ii) declare and make dividends which are payable solely in the common Capital Stock of such Group Member;

(b) each Loan Party may purchase common Capital Stock or common Capital Stock options from present or former officers, employees or consultants of any Group Member pursuant to stock repurchase agreements; provided that no Default or Event of Default then exists or would result therefrom and the aggregate amount of payments made under this clause (b) shall not exceed $250,000 during any fiscal year of the Borrower; and

(c) the Loan Parties may make earn-out payments, payments on account of seller debt and deferred purchase payments so long as both before and after giving effect to such payments, no Event of Default has occurred and is continuing, and the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.1 hereof.

7.7 Consolidated Capital Expenditures. Make or commit to make any Consolidated Capital Expenditure, except Consolidated Capital Expenditures made by the Group Members in the ordinary course of business and not exceeding during any fiscal year, for all such Consolidated Capital Expenditures of all of the Group Members taken together, the amount set forth below opposite such fiscal year:

Fiscal Year	Consolidated Capital Expenditures
2015 fiscal year	$13,500,000
2016 fiscal year	$7,000,000
2017 and each fiscal year thereafter	$9,500,000

; provided that (i) any such amount that is not expended in the fiscal year for which it is permitted may be carried over for expenditure in the next succeeding fiscal year only and (ii) Consolidated Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above.

7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) (i) Investments in cash and Cash Equivalents and (ii) Investments permitted by the Parent’s board-approved investment policy, a copy of which has been provided to the Administrative Agent (as the same may be amended from time to time, so long as (x) such amendment is approved by the Parent’s board of directors; and (y) promptly, and in any event within five (5) Business Days after approval, a copy of such amendment is provided to the Administrative Agent);

(c) Guarantee Obligations permitted by Section 7.2;

(d) (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Parent’s board of directors in an aggregate amount not to exceed $500,000 in any fiscal year;

(e) intercompany Investments by any Group Member in a Loan Party;

(f) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g) Investments received in the ordinary course of business in connection with credit extensions to customers or in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h) (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed $50,000 outstanding at any time;

(j) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(k) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5; and

(l) purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrowers on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrowers on the date hereof;

(ii) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii) no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, would reasonably be expected to result in a Material Adverse Effect;

(iv) the Borrowers shall give the Administrative Agent at least ten (10) Business Days’ prior written notice of any such purchase or acquisition;

(v) the Borrowers shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi) any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii) Liquidity shall equal or exceed $30,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a pro forma basis, to the consummation of such acquisition or other purchase);

(viii) (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately before and immediately after giving effect to such purchase or other acquisition, the Borrowers shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a pro forma basis, to such acquisition or other purchase;

(ix) the Borrowers shall not, based upon the knowledge of the Borrowers as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(x) no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(k);

(xi) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xii) (A) the aggregate amount of the cash consideration paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $5,000,000, and (B) the aggregate amount of the cash consideration paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the Closing Date shall not exceed $10,000,000;

(xiii) each such Permitted Acquisition is of a Person organized under the laws of the United States and engaged in business activities primarily conducted within the United States and in which the Borrowers are permitted to engage pursuant to Section 7.17; and

(xiv) the Borrowers shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.8(l) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(m) Investments existing on the date hereof and listed on Schedule 7.8(m), but excluding any increases in the amounts thereof following the Closing Date.

7.9 ERISA. The Borrowers shall not, and shall not permit any of their respective ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to such Person or any of such Person’s ERISA Affiliates, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Person or any of their respective ERISA Affiliates, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any such Person or any of its respective ERISA Affiliates, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.10 Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock, if any (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5, and (b) any Liens in the property of any Loan Party incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3.

7.13 Swap Agreements. Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates or vice versa, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, and (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein.

7.16 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party and any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in Section 7.15(b) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby or (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein.

7.17 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18 Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.19 Certification of Certain Capital Stock. Take any action to certificate any Capital Stock having been pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) which was uncertificated at the time so pledged, in any such case, without first obtaining the Administrative Agent’s prior written consent to do so and undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Secured Parties) in any such newly certificated Capital Stock.

7.20 Amendments to Organizational Agreements and Material Contracts. (a) Amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation, in each such case if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.

7.21 Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

7.22 Subordinated Indebtedness.

(a) Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Loan Parties’ ability to pay and perform each of their respective Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise materially adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b) Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.23 Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrowers shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.23.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrowers shall fail to pay any amount of principal or interest on any Loan when due in accordance with the terms hereof (including Section 2.8); or the Borrowers shall fail to pay fees or any other amount payable hereunder or under any other Loan Document (other than those relating to Bank Services), within three (3) Business Days after any such amount becomes due in accordance with the terms hereof, or the Borrowers shall fail to pay any Obligations relating to Bank Services within ten (10) days after such Obligations become due in accordance with the terms thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.8, Section 5.3, Section 6.1 (other than clause (c) thereof), Section 6.2, Section 6.3(c), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10, Section 6.11

or Section 7 of this Agreement, (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1(c) and such default shall continue unremedied for a period of five (5) Business Days thereafter, or (iii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 10 days thereafter; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Revolving Credit Extensions shall be made during such cure period); or

(e) (1) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto which such default is not cured within any applicable cure period, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clause (i), (ii), (iii), or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii), and (iv) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate of all such Indebtedness, exceeds in the aggregate $500,000 and the holder(s) of such Indebtedness have not delivered a waiver in writing to the applicable Group Member with respect to such default, event or condition; or (2) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member and such default or event of default has not been waived in writing by the holder thereof; or

(f) (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $250,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $250,000; or

(h) There is entered against any Group Member (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $250,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 45 days from the entry or issuance thereof; or

(i) (i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(ii) any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or would reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction; or

(m) Any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(n) a Material Adverse Effect shall occur.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to any Borrower, the Revolving Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers state that no further extensions of credit shall be funded by the Lenders hereunder, and/or declare the Revolving Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Qualified Counterparty or Bank Services Provider may terminate any Specified Swap Agreement or other Bank Services Agreement then outstanding; and (iv) the Administrative Agent may exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall Cash Collateralize an amount equal to 105% (110% in the case of any L/C Exposure in respect of any Letter of Credit denominated in a Foreign Currency) of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents in accordance with Section 8.3. In addition, (x) the Borrowers shall also Cash Collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by the applicable Bank Services Provider, the Borrowers shall also Cash Collateralize the amount of any Obligations in respect of Bank Services then outstanding. After all such Letters of Credit and Bank Services Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrowers and the other Loan Parties (including any such Obligations arising in connection with Bank Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19 and 2.20) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including any Letter of Credit Fronting Fees, Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19 and 2.20), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Swingline Loans or Revolving Loans, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, if so elected by the applicable Bank Services Provider or applicable Qualified Counterparty, to the Administrative Agent for the ratable account of each Bank Services Provider and Qualified Counterparty, to repay or Cash Collateralize Obligations arising in connection with Bank Services and Specified Swap Agreements that are then due and payable;

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrowers or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and the Issuing Lender and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty or Bank Services Provider) hereby (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection or monitoring of such sub-agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement,

instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrowers or any other Loan Party pursuant to any Loan Document and without limiting the obligation of the Borrowers or any other Loan Party to do so) according to its Revolving Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Revolving Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrowers or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. If the Administrative Agent at any time shall resign or if the office of the Administrative Agent shall become vacant for any other reason, the Required Lenders, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required at any time that an Event of Default is continuing under Section 8.1(a) or (f)) shall, by written instrument, appoint a successor Administrative Agent. Such successor Administrative Agent shall thereupon become the Administrative Agent hereunder, as applicable, and the Administrative Agent shall deliver or cause to be delivered to any successor Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent that is a Lender at such time or that meets the qualifications for an Eligible Assignee hereunder. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Any resignation by SVB as Administrative Agent pursuant to this Section 9.9 shall also constitute its resignation as the Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required at any time that an Event of Default is continuing under Section 8.1(a) or (f)), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters. The Lenders authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative

Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12 Reports and Financial Statements.

Each Bank Services Provider agrees to furnish to the Administrative Agent at such frequency as the Administrative Agent may reasonably request with a summary of all Obligations in respect of Bank Services due or to become due to such Bank Services Provider. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Bank Services Provider unless the Administrative Agent has received written notice thereof from such Bank Services Provider and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Bank Services Provider on account of Bank Services is the amount set forth in such notice.

To the extent that a notice, report or other written communication delivered or made available pursuant to any Loan Document is delivered or made available solely to the Administrative Agent, then the Administrative Agent shall promptly deliver or make available to the Lenders, in the manner prescribed in Section 10.2(b), all such notices, reports, and other written communications.

9.13 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the “Documentation Agent” listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.

9.14 Survival.

This Section 9 shall survive the Discharge of Obligations.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, nor any other Loan Document (other than any L/C Related Document, any Specified Swap Agreement and any Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or waive, postpone or extend the scheduled date of any payment thereof, or alter the amount or expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) amend the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their respective rights and obligations under this Agreement and the other Loan Documents, except as provided in Sections 9.10 and 10.16 release all or substantially all of the Collateral or release any of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects the L/C Lenders without the written consent of each L/C Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (H)(i) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Revolving Lenders, (ii) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects the L/C Lenders without the written consent of the L/C Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any Bank Services Provider or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, Bank Services Provider or each such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, each Bank Services Provider, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Documents without the consent of the Administrative Agent or any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that any Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrowers and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrowers and/or such other Loan Party, as applicable, the

Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Commitments of each such Minority Lender;

(ii) the assumption of the Loans and Revolving Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrowers, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c) Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders. For the avoidance of doubt, no Lender shall be required to participate in any such additional credit or term loan facility or be deemed a Defaulting Lender in the event that such Lender does not approve any such additional credit or term loan facility.

(d) Notwithstanding any provision herein to the contrary, any Bank Services Agreement or Specified Swap Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or sent via reputable overnight courier, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

Attention: Milt Alpern, Chief Financial Officer and Paris Cavic, General Counsel

Facsimile No.: 843-849-6062

Telephone No.: 843-849-8388 (Milt Alpern)

Telephone No.: 843-856-2301 (Paris Cavic)

E-Mail: milt.alpern@benefitfocus.com

E-Mail: paris.cavic@benefitfocus.com

Website address: www.benefitfocus.com

with a copy to: Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attention: Carolyn Minshall Facsimile No.: : 919-781-4865

Administrative Agent:	Silicon Valley Bank 3353 Peachtree Road NE Tower, Suite M-10 Atlanta, GA 30326 Attention: Andy Kirk Facsimile No.: 404-467-4467 E-Mail: AKirk@svb.com

with a copy to:	Riemer & Braunstein, LLP 3 Center Plaza Boston, Massachusetts 02108 Attn.: Charles W. Stavros, Esq. Facsimile No.: (617) 692-3441 E-mail: cstavros@riemerlaw.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent and each Lender; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. NONE OF THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY THE ADMINISTRATIVE AGENT, THE REQUIRED LENDERS, OR ALL LENDERS, AS APPLICABLE. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the

Revolving Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated but subject to the limitations set forth in the Engagement Letter), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (and additional counsel in the case of any conflict among the Administrative Agent and the Lenders)) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented or invoiced (in reasonable detail) out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or violation of law of or by such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers or any other Loan Party pursuant to any other Loan Document for any reason fail indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount

(including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.4 and 2.20(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each such Person hereby waives, any claim of such Person against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the Issuing Lender and the Swingline Lender, the replacement of any Lender, the termination of the Loan Documents, the termination of the Revolving Commitments and the Discharge of Obligations.

10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Revolving Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Disqualified Institutions. So long as no Event of Default has occurred and is continuing, no such assignment shall be made to any Disqualified Institution.

(vii) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(j) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. The Borrowers, upon receipt by the Borrowers of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g) Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Revolving Commitments and Loans; and (iii) it will make or invest in its Revolving Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent or the Required Lenders, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by each Borrower and each other Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of any Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrowers or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8 Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section 10.8 shall survive the Discharge of Obligations.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Electronic Execution of Assignments.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14 Submission to Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrowers at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrowers’ actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid;

(b) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or Guarantee Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) Upon the Discharge of Obligations, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will so agree to comply with such instructions and the requirements of this Section 10.17); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement under which payments are to be made by reference to the

Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.

In the event that the Administrative Agent or any Lender is required or receives a demand to disclose under subparagraph (b) (excluding regulatory audits of the Lenders’ loan portfolios in the ordinary course of business that do not subject the Borrowers to requests for disclosure under the Freedom of Information Act or the Physician Payments Sunshine Act or otherwise require the public disclosure of confidential Information) or (c) of the preceding paragraph, it will use reasonable efforts to promptly notify the Borrowers thereof, to the extent permitted under applicable law, in order to enable the Borrowers to seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Administrative Agent or such Lender agrees that it shall furnish only that portion of the Information that it is advised by counsel is required by law. The Administrative Agent and each Lender shall comply with the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including reasonable attorney costs of one primary counsel to the Administrative Agent and the Lenders payable by the Borrowers hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrowers hereby irrevocably authorize the Administrative Agent to debit any deposit account of the Borrowers maintained with the Administrative Agent (and the Administrative Agent agrees to provide the Borrowers an invoice or loan statement, as applicable, with respect to such amount; provided that any such invoice with respect to an amount to be debited outside the ordinary course (including audit fees and legal fees and expenses) shall be provided prior to such debit) in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.21 Termination. This Agreement (other than Sections 2.19, 2.20, 9, 10.5, 10.8, 10.13 and 10.14) shall terminate upon the occurrence of the Discharge of Obligations.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

BENEFITFOCUS, INC. as a Borrower

By:	/s/ Milton A. Alpern

Name:	Milton A. Alpern

Title:	Chief Financial Officer

BENEFITFOCUS.COM, INC. as a Borrower

By:	/s/ Milton A. Alpern

Name:	Milton A. Alpern

Title:	Chief Financial Officer

BENEFIT INFORMATICS, INC. as a Borrower

By:	/s/ Milton A. Alpern

Name:	Milton A. Alpern

Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BENEFITSTORE, INC.
as a Borrower

By:	/s/ Milton A. Alpern

Name:	Milton A. Alpern

Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK, as the Administrative Agent

By:	/s/ Michael Shuhy

Name:	Michael Shuhy

Title:	Director

[Signature Page 2 to Credit Agreement]

DOCUMENTATION AGENT:

COMERICA BANK, as the Documentation Agent

By:	/s/ John Benetti

Name:	John Benetti

Title:	Senior Vice President

[Signature Page 2 to Credit Agreement]

LENDERS:

SILICON VALLEY BANK, as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Michael Shuhy

Name:	Michael Shuhy

Title:	Director

COMERICA BANK, as a Lender

By:	/s/ John Benetti

Name:	John Benetti

Title:	Senior Vice President

SQUARE 1 BANK, as a Lender

By:	/s/ Adam Glick

Name:	Adam Glick

Title:	Senior Vice President

[Signature Page 3 to Credit Agreement]

SCHEDULE 1.1A

REVOLVING COMMITMENTS

AND REVOLVING PERCENTAGES

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank	$30,500,000.00	50.833333333%
Comerica Bank	$17,250,000.00	28.750000000%
Square 1 Bank	$12,250,000.00	20.416666667%
Total	$60,000,000.00	100.000000000%

L/C COMMITMENTS

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	L/C Commitments	L/C Percentage

Silicon Valley Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

SWINGLINE COMMITMENT

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	Swingline Commitment	Exposure Percentage

Silicon Valley Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

Schedule 1.1A

SCHEDULE 4.15

SUBSIDIARIES

Parent:

Benefitfocus, Inc., a Delaware corporation

Subsidiaries of the Parent:

Benefitfocus.com, Inc., a South Carolina corporation

Benefit Informatics, Inc., a Delaware corporation

BenefitStore, Inc., a South Carolina corporation

Percentage of Capital Stock owned by Loan Parties:

Loan Party	Subsidiary	Ownership Percentage
Benefitfocus, Inc.	Benefitfocus.com, Inc.	100%
Benefitfocus.com, Inc.	Benefit Informatics, Inc.	100%
Benefitfocus.com, Inc.	BenefitStore, Inc.	100%

Schedule 4.15

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

None.

Schedule 4.17

SCHEDULE 4.19(a)

FINANCING STATEMENTS AND OTHER FILINGS

Financing Statements

Loan Party	Filing	Filing Office
Benefitfocus, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
Benefitfocus.com, Inc.	UCC-1 Financing Statement	South Carolina Secretary of State
Benefit Informatics, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
BenefitStore, Inc.	UCC-1 Financing Statement	South Carolina Secretary of State

Other Filings

Filing of the Intellectual Property Security Agreement with the U.S. Copyright Office and the U.S. Patent and Trademark Office.

Schedule 4.19(a)

SCHEDULE 5.3

POST-CLOSING MATTERS

Landlord Consents:

a)	1016 Woods Crossing Road, Suite B, Greenville, South Carolina 29607

b)	99 Green Street, Suite 200, San Francisco, California 94111

c)	300&400 Riverwalk Terrace, Riverwalk Crossing, Jenks, Oklahoma 74037

d)	5935 Rivers Avenue, North Charleston, South Carolina 29406

Bailee Waiver:

a)	Windstream Hosted Solutions, LLC

Schedule 5.3

SCHEDULE 6.10

NBSC BANK ACCOUNTS

Loan Party	Account No.	Type of Account
Benefitfocus.com, Inc.		Checking
Money Market
Escrow Money Market
New Merchant
Operating
Money Market Sweep
BenefitStore, Inc.		Checking

Schedule 6.10

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

Indebtedness incurred pursuant to the following leases:

1.

Master Agreement Lease, dated December 14, 2007, by and between De Lage Landen Financial Services, Inc. and Benefitfocus.com, Inc. As of the Closing Date, $2,426,827 remains outstanding under this lease.

2.

Master Agreement to Lease Equipment No. 6583, dated March 27, 2008, by and between Cisco Systems Capital Corporation and Benfitfocus.com, Inc. As of the Closing Date, $156,521 remains outstanding under this lease.

3.

Payment Schedule No. 62020, dated November 22, 2013, by and between Oracle Credit Corporation and Benefitfocus.com, Inc. (incorporating by reference the Payment Plan Agreement, dated February 23, 2007, by and between Oracle Credit Corporation and Benefitfocus.com, Inc.) entered in conjunction with that certain Ordering Document, effective November 22, 2013, by and between Arrow Enterprise Computing Solutions Inc., CDW Logistics, Inc., Oracle America, Inc. and Benefitfocus.com, Inc. (incorporating by reference the Oracle Master Agreement, US-OMA-68046). As of the Closing Date, $4,783,219 remains outstanding under this lease.

4.

Equipment Lease Agreement No. 7942797-002, executed December 31, 2014, by and between General Electric Capital Corporation and Benefitfocus.com, Inc. As of the Closing Date, $84,655 remains outstanding under this lease.

5.	Lease Agreement, executed July 30, 2012, by and between EverBank Commercial Finance, Inc. and Benefitfocus.com, Inc. As of the Closing Date, $5,184 remains outstanding under this lease.

6.	Lease Agreement, executed December 30, 2013, by and between EverBank Commercial Finance, Inc. and Benefitfocus.com, Inc. As of the Closing Date, $4,924 remains outstanding under this lease.

7.	Lease Agreement, executed August 29, 2014, by and between EverBank Commercial Finance, Inc. and Benefitfocus.com, Inc. As of the Closing Date, $63,305 remains outstanding under this lease.

8.	Lease Agreement, dated May 31, 2005, by and between Daniel Island Executive Center, LLC and Benefitfocus.com, Inc. As of the Closing Date, $15,003,101 remains outstanding under this lease.

9.

Lease Agreement, dated January 1, 2009, by and between Daniel Island Executive Center, LLC and Benefitfocus.com, Inc., as amended. As of the Closing Date, $26,200,623 remains outstanding under this lease.

10.	Lease Agreement, dated December 13, 2013, by and between DIEC II, LLC and Benefitfocus.com, Inc. As of the Closing Date, $72,754,485 remains outstanding under this lease.

Schedule 7.2(d)

SCHEDULE 7.3(f)

EXISTING LIENS

Benefitfocus, Inc.:

1.	Lien in favor of De Lage Landen Financial Services, Inc. on computer hardware and software, reflected in UCC-1 Financing Statement #20140452086, filed with the Delaware Secretary of State

Benefitfocus.com, Inc.:

1.

Lien in favor of Cisco Systems Capital Corporation on computer hardware and software, reflected in UCC-1 Financing Statement #060605-1014287, filed with the South Carolina Secretary of State (UCC-3 Financing Statement Amendment (Continuation) #110527-1156484, filed with the South Carolina Secretary of State)

2.

Lien in favor of Cisco Systems Capital Corporation on computer hardware and software, reflected in UCC-1 Financing Statement #080416-1044253, filed with the South Carolina Secretary of State (UCC-3 Financing Statement Amendment (Continuation) #130328-1208035, filed with the South Carolina Secretary of State)

3.	Lien in favor of De Lage Landen Financial Services, Inc. on computer hardware and software, reflected in UCC-1 Financing Statement #110104-1323179, filed with the South Carolina Secretary of State

4.	Lien in favor of De Lage Landen Financial Services, Inc. on computer hardware and software, reflected in UCC-1 Financing Statement #130103-1022370, filed with the South Carolina Secretary of State

5.	Lien in favor of De Lage Landen Financial Services, Inc. on computer hardware and software, reflected in UCC-1 Financing Statement #140207-0951083, filed with the South Carolina Secretary of State

6.	Lien in favor of EverBank Commercial Finance, Inc. on two Xerox W5755APT copiers, reflected in UCC-1 Financing Statement #120824-1006417, filed with the South Carolina Secretary of State

Schedule 7.3(f)

SCHEDULE 7.8(m)

EXISTING INVESTMENTS

None.

Schedule 7.8(m)

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[provided under separate cover]

Exhibit A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

Date:                     , 20

This Compliance Certificate is delivered pursuant to Section 6.2(b) of that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of Parent, hereby certifies, in his/her capacity as an officer of Parent, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

Attached hereto as Attachment 3 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party.]

[To the extent not previously disclosed to the Administrative Agent, a list of any material patents, registered trademarks or registered copyrights issued to or acquired by any Loan Party since [the Closing Date][the date of the most recent report delivered].]

[Remainder of page intentionally left blank; signature page follows]

Exhibit B

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

PARENT, for itself and on behalf of each other Borrower:

BENEFITFOCUS, INC.

By:

Name:

Title:

Exhibit B

3

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 1 to Compliance Certificate

Attachment 2

to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrowers to be taken on account thereof.]

Attachment 2 to Compliance Certificate

Attachment 3

to Compliance Certificate

Preliminary Note to Compliance Certificate Calculations

The information described herein is as of [                    ], [            ] (the “Statement Date”), and pertains to the subject period described below.

(a)	Minimum Liquidity.

Required: Permit Liquidity at any time, as tested on the last day of each month, to be less than $30,000,000.

Actual:

A.	The Available Revolving Commitment as of the Statement Date	$

B.

The aggregate amount of unrestricted cash held by the Borrowers and the Guarantors in Deposit Accounts maintained with SVB or SVB’s Affiliates or another Lender or an Affiliate thereof, or with National Bank of South Carolina (“NBSC”, provided that the aggregate amounts held in deposit accounts with NBSC shall not exceed $6,500,000 at any time), and in each case subject to a first priority lien in favor of the Administrative Agent, including, without limitation, pursuant to a Deposit Account Control Agreement with respect to each such Deposit Account provided that, in connection with any calculation of Liquidity required hereunder, at least $20,000,000 must consist of unrestricted cash satisfying the requirements of clause (i) above.

$

C.	MINIMUM LIQUIDITY (the sum of line A plus line B)	$

Does line C consist of not less than $20,000,000 of unrestricted cash?

No, not in Compliance	Yes, in Compliance

Is line C equal to or greater than $30,000,000?

No, not in Compliance	Yes, in Compliance

Attachment 3 to Compliance Certificate

(b)	Minimum Consolidated EBITDA.

Required: Permit Consolidated EBITDA for any quarter specified below, as calculated on a trailing six (6) months basis, to be less than the correlative amount specified below:

Quarter Ending	Minimum Consolidated EBITDA
March 31, 2015	($22,500,000)
June 30, 2015	($22,500,000)
September 30, 2015	($22,500,000)
December 31, 2015	($14,500,000)
March 31, 2016	($6,000,000)
June 30, 2016	($6,250,000)
September 30, 2016	($5,250,000)
December 31, 2016	$2,000,000
March 31. 2017	$10,100,000
June 30, 2017	$12,200,000
September 30, 2017	$12,900,000
December 31, 2017	$20,500,000

Actual: All amounts measured on a trailing six month basis:

A.	Consolidated Net Income	$

B.	Consolidated Interest Expense	$

C.	Provisions for taxes based on income	$

D.	Total depreciation and amortization expense	$

E.	Non-cash compensation expense	$

F.	The fees, costs and expenses incurred in connection with the Credit Agreement and the other Loan Documents and the transactions thereunder	$

G.

Reasonable one-time fees, costs and expenses incurred in connection with a Permitted Acquisition or a successful offering or issuance of Capital Stock, in each case to the extent approved in writing by the Administrative Agent as an ‘add-back’ to Consolidated EBITDA

$

Attachment 3 to Compliance Certificate

H.

Other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA

$

I.	The Sum of lines A through H	$

J.

Other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period)

$

K.	Interest Income	$

L.	The Sum of lines J and K	$

M.	CONSOLIDATED EBITDA (line I minus line L)	$

Is Line M equal to or greater than $[                                    ]?

No, not in Compliance	Yes, in Compliance

Attachment 3 to Compliance Certificate

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

[NAME OF APPLICABLE LOAN PARTY]

This Certificate is delivered pursuant to Section 5.1(d) of that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned [Secretary] of [insert the name of the certifying Loan Party, a [            ] corporation, the “Certifying Loan Party”)] hereby certifies, solely in such capacity and not in any individual capacity, as follows:

1. The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are, (i) to the extent qualified by materiality, true and correct, and (ii) to the extent not qualified by materiality, true and correct in all material respects, in each case, on and as of the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

2. I am the duly elected and qualified [Secretary] of the Certifying Loan Party.

3. Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Certifying Loan Party authorizing the execution, delivery and performance of the Loan Documents to which the Certifying Loan Party is a party and all other agreements, documents and instruments to be executed, delivered and performed in connection therewith. Such resolutions have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect.

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof certified by the jurisdiction of its organization, along with a good-standing certificate for the Certifying Loan Party from the jurisdiction of its organization.

Exhibit C

6. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature
[ ]	[ ]	__________
[ ]	[ ]	__________
[ ]	[ ]	__________
[ ]	[ ]	__________

[Signature page follows]

Exhibit C

IN WITNESS WHEREOF, I have hereunto set my hand as of the date set forth below.

Name:
Title:	[Secretary]

I, [                    ], in my capacity as the [                    ] of the Certifying Loan Party, do hereby certify in the name and on behalf of the Certifying Loan Party that [                    ] is the duly elected and qualified [Secretary] of the Certifying Loan Party and that the signature appearing above is [her][his] genuine signature.

Date: [ ]
Name:
Title:

Exhibit C

ANNEX 1

RESOLUTIONS

Annex 1

ANNEX 2

[BY-LAWS]

Annex 2

ANNEX 3

[CERTIFICATE OF INCORPORATION]

AND

GOOD-STANDING CERTIFICATE

Annex 3

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

Date: February [    ], 2015

To the Administrative Agent,

and each of the Lenders party

to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(o) of that certain Credit Agreement, dated as of February [    ], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned Chief Financial Officer of Parent, in such capacity only and not in her/his individual capacity, does hereby certify on behalf of each Loan Party as of the date hereof that each Loan Party is, and after giving effect to the Obligations being incurred in connection with the Credit Agreement, is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(Signature page follows)

Exhibit D

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

PARENT, for itself and on behalf of each other Loan Party:

BENEFITFOCUS, INC.

By:

Name:	Milt Alpern

Title:	Chief Financial Officer

Exhibit D

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Revolving Facility (including without limitation any letter of credit deposits, guarantees, and swingline loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers:	BENEFITFOCUS, INC., a Delaware corporation
BENEFITFOCUS.COM, INC., a South Carolina corporation
BENEFIT INFORMATICS, INC., a Delaware corporation
BENEFITSTORE, INC., a South Carolina corporation

Exhibit E

4.	Administrative Agent:	SILICON VALLEY BANK

5.	Credit Agreement:

Credit Agreement, dated as of February [    ], 2015, among the Borrowers, the Lenders party thereto, Silicon Valley Bank, as the Issuing Lender and Swingline Lender, SILICON VALLEY BANK, as Administrative Agent and COMERICA BANK, as Documentation Agent

6.	Assigned Interest[s]:

Assignor	Assignee	Aggregate Amount of Revolving Commitments / Loans for all Lenders[1]	Amount of Revolving Commitment / Loans Assigned[2]	Percentage Assigned of Revolving Commitment / Loans[3]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][4]

Assignment Effective Date:                             , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[1]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[2]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Add additional signature blocks as needed.
[2]	Add additional signature blocks as needed.

Exhibit E

Consented to and Accepted:

SILICON VALLEY BANK, as Administrative Agent

By
Name:
Title:

By
Name:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[3]	To be added only if the consent of the Borrowers and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit E

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Annex 1

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Annex 1

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-3

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-4

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-4

EXHIBIT G-1

FORM OF REVOLVING LOAN NOTE

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	Santa Clara, California

February [    ], 2015

FOR VALUE RECEIVED, the undersigned, BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its permitted registered assigns at the Revolving Loan Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [                    ] DOLLARS ($[                    ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of February [__], 2015, among the Borrower, the Lenders party thereto, Silicon Valley Bank, as Administrative Agent and Comerica Bank, as Documentation Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit G-1

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWER:

BENEFITFOCUS, INC.	BENEFITFOCUS.COM, INC.

By:	By:

Name:	Name:

Title:	Title:

BENEFIT INFORMATICS, INC.	BENEFITSTORE, INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit G-1

Schedule A

to Revolving Loan Note

LOANS AND REPAYMENTS OF REVOLVING LOANS

Date	Amount of Revolving Loans	Amount Converted to Revolving Loans	Amount of Principal of Revolving Loans Repaid	Unpaid Principal Balance of Revolving Loans	Notation Made By

Schedule A to Revolving Loan Note

EXHIBIT G-2

FORM OF SWINGLINE LOAN NOTE

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$5,000,000.00	Santa Clara, California

February [    ], 2015

FOR VALUE RECEIVED, the undersigned, BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), hereby unconditionally promises to pay to SILICON VALLEY BANK (the “Lender”) or its permitted registered assigns at the Revolving Loan Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a) FIVE MILLION DOLLARS ($5,000,000.00), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to Section 2.6 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of February [    ], 2015, among the Borrower, the Lenders party thereto, Silicon Valley Bank, as Administrative Agent and Comerica Bank, as Documentation Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit G-2

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWER:

BENEFITFOCUS, INC.	BENEFITFOCUS.COM, INC.

By:	By:

Name:	Name:

Title:	Title:

BENEFIT INFORMATICS, INC.	BENEFITSTORE, INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit G-2

Schedule A

to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Swingline Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

Exhibit G-2

EXHIBIT H

FORM OF COLLATERAL INFORMATION CERTIFICATE

Exhibit H

COLLATERAL INFORMATION CERTIFICATE

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

AS BORROWERS

Dated as of [                    ]

COLLATERAL INFORMATION CERTIFICATE

To: Silicon Valley Bank, as Administrative Agent

THIS COLLATERAL INFORMATION CERTIFICATE is being delivered pursuant to Section 5.1 of that certain Credit Agreement, dated as of [            ] (the “Credit Agreement”), among Benefitfocus, Inc., a Delaware corporation, Benefitfocus.com, Inc., a South Carolina corporation, Benefit Informatics, Inc., a Delaware corporation, and BenefitStore, Inc., a South Carolina corporation (collectively, the “Borrowers”), the lenders party thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the other Loan Documents referenced therein. Other terms which are used but not otherwise defined herein but which are defined in Article 8 or Article 9 of the UCC shall have the respective meanings set forth in such applicable Article of the UCC.

The undersigned, being the duly appointed Chief Financial Officer of the Borrower and a Responsible Officer of each other Loan Party, hereby certifies on behalf of each Loan Party that:

NAMES:

1.

The exact legal name of the Borrowers and each other Loan Party as it appears in its respective organizational papers, its respective jurisdiction of formation, its respective organizational identification number and its respective date of formation, is as follows:

Name of Loan Party	Jurisdiction of Formation	Organizational Identification No.	Date of Formation

2.	Set forth below is each other legal name that each Loan Party has had during the last five years, together with the date of the relevant change:

Loan Party	Prior Legal Name	Date of Name Change

2

3.

Within the past five years, the following Persons have been merged into a Loan Party or such Loan Party has acquired all or a material portion of the assets of such Person (provide names, dates and brief description of transaction):

Loan Party	Name of Party Merged with or Acquired	Date of Merger or Asset Acquisition	Description of Transaction

4.	The following is a list of all other names (including trade names or similar appellations) used by a or any of its divisions or other business units at any time during the past five years:

Loan Party	Other Names Used Within Last Five Years

5.

The following is a list of all the share or membership certificates evidencing equity interests (other than publicly traded equity interests) of each Loan Party, including the record owners, the certificate numbers, the certificate dates and the number of shares or percentage of membership interests represented by such certificates:

Loan Party	Certificate Number	Certificate/Issuance Date	No. Shares or Ownership Percentage	Record Owner

6.	No stock, debt instruments, cash collateral or other property of any Loan Party has been pledged to any Person, except as follows:

Loan Party	Description of Liens

LOCATIONS:

7.	The chief executive office of each Loan Party is located at the addresses specified below:

Loan Party	Address of Chief Executive Office

3

8.	The following is a list of all locations not identified in Item 5, above, where each Loan Party maintains its books and records relating to the Collateral:

Loan Party	Address where Books and Records are Maintained

9.

The following is a list of all locations where any of the Collateral comprising Goods, including Inventory, Equipment or Fixtures (other than motor vehicles and other mobile goods to the extent in transit from time to time), is located:

Loan Party	Locations

10.	The following is a list of all real property owned of record and beneficially by each Loan Party:

Loan Party	Description of Real Property

11.

The following is a list of all real property leased or subleased by or to each Loan Party, whether by way of a ground lease, a master lease, a standard site lease, license or otherwise (each a “Lease”) (include the name of each of the parties to each Lease as it appears on the Lease, and the address of the relevant premises under such Lease).

Loan Party	Parties to Lease	Address of Leased Premises	Description of Lease

12.	Each of the following firms provides insurance services for the Loan Parties.

Loan Party	Name of Insurance Provider

13.	Each Loan Party maintains the following insurance with respect to itself and its properties:

Loan Party	Insurance Provider	Policy Type and Number	Description of Coverage Amounts

4

INFORMATION ABOUT COLLATERAL:

Material Contracts:

14.

The following is a list of all material licenses or sublicenses pursuant to which any third party licenses or sublicenses to a Loan Party the right to use any intellectual property rights, including any right to use any software or any patent, trademark or copyright exclusive or any mass market, non-customized licenses or sublicenses (collectively, the “Inbound Licenses”):

Loan Party	Licensor of Inbound License	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

15.

The following is a list of all material licenses or sublicenses pursuant to which each Loan Party licenses or sublicenses to any third party the right to use any intellectual property rights, including any right to use any software or any Patent, Trademark or Copyright (collectively, the “Outbound Licenses”):

Loan Party	Licensee under Outbound License	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

16.

The following is a list of (and the location of) all material equipment and other personal property leased or subleased by each Loan Party from any third party, whether leased individually or jointly with others (include the name of the lessor or sublessor as it appears on the lease or sublease, the title of the applicable lease or sublease as amended to date, including all schedules thereto, and a general description of leased equipment and other property, the address at which such equipment and other property is located (collectively, the “Personal Property Leases”)):

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Personal Property Lease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

5

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

[NAME OF LOAN PARTY]

Lessor/Sublessor	Title of Lease/Sublease	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

17.

The following is a list of all material contracts and agreements, including collective bargaining agreements, and employment agreements, to which each Loan Party is a party or in which it has an interest relating to material employees (collectively, the “Employee Contracts”):

Loan Party	Description of Employee Contract

18.

The following is a list of all other material contracts and agreements of any kind or nature (to the extent not otherwise previously listed in this Collateral Information Certificate) to which any Loan Party is a party or in which it has an interest (collectively, the “Other Material Contracts”):

Loan Party	Description of Other Material Contract

Government Licenses:

19.

The following is a list of all material federal, state and other governmental licenses or authorizations required or reasonably necessary to operate the each Loan Party’s business as currently conducted or as contemplated by such Loan Party to be operated immediately after the Closing Date (collectively, the “Governmental Licenses”):

Loan Party	Description of Governmental License

6

Intellectual Property:

20.	The following is a list of domestic and foreign registered patents and patent applications owned, licensed or otherwise used by each Loan Party, whether individually or jointly with others:

Issued Patents of [NAME OF LOAN PARTY]

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of [NAME OF LOAN PARTY]

Jurisdiction	Serial No.	Filing Date	Inventor	Title

Issued Patents and Pending Patent Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

Issued Patents of [NAME OF LOAN PARTY]

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of [NAME OF LOAN PARTY]

Jurisdiction	Serial No.	Filing Date	Inventor	Title

7

Issued Patents and Pending Patent Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

21. The following is a list of domestic and foreign registered trademarks, trademark registrations, service mark registrations, tradenames or applications therefor, owned, licensed or otherwise used by each Loan Party, whether individually or jointly with others:

Registered Trademarks of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Registered Trademarks and Pending Trademark Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

Registered Trademarks of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Filing Date	Applicant	Mark

8

Registered Trademarks and Pending Trademark Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

22.

The following is a list of domestic and foreign copyrights, copyright works, copyright registrations and applications therefor, owned. licensed or used by each Loan Party, whether individually or jointly with others:

Registered Copyrights of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

Registered Copyrights of [NAME OF LOAN PARTY]

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of [NAME OF LOAN PARTY]

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Licensed to or used by [NAME OF LOAN PARTY]

[                         ]

9

Investment Property and Deposits:

23.	The Loan Parties hold notes payable from the following Persons:

Loan Party	Date of Note	Maturity Date of Note	Principal Amount of Note	Name of Note Obligor	Are Note Obligations Secured (Y or N)

24.	The Loan Parties maintain the following deposit accounts (including demand, time, savings, passbook or similar accounts) with depositary banks:

Loan Party	Type of Account (i.e. Payroll, Operations, Cash Management, etc.)	Name of Depository Bank	Account No.	Is Account Currently Blocked or Restricted (Y/N)

25.	The Loan Parties beneficially own “investment property” in the following securities accounts held with securities intermediaries:

Loan Party	Name of Securities Intermediary	Account No.	Description of Investment Property	Is Account Currently Blocked or Restricted (Y/N)

26.	The Loan Parties beneficially own the following stocks, bonds, investment securities, partnership and joint venture investments and other investments:

Limited Liability Company Interests

Loan Party	Issuer of Interests	Number of Units Owned	Dates Units Issued	Percentage Ownership Interest

10

Partnership Interests

Loan Party	Issuer of Interests	Percentage Ownership Interest	Type of Partnership Interest (GP/LP)

Corporate Stock/Shares

Loan Party	Issuer of Stock/Shares	Number of Shares Owned	Certificate Dates	Percentage Ownership Interest	Class of Stock/Shares Owned

Other Assets

27.	The Loan Parties own the following types of assets:

Loan Party	Aircraft (Y/N)	Motor Vehicles (Y/N)	Vessels, Boats, Ships (Y/N)	Franchise Agreements (Y/N)	Commercial Tort Claims (Y/N)

28.	The Borrowers’ assets are encumbered by liens of third parties as follows:

[NAME OF LOAN PARTY]

Name of Lienholder	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien

[NAME OF LOAN PARTY]

Name of Lienholder	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien

11

[NAME OF LOAN PARTY]

Name of Lienholder	UCC Filing Jurisdiction	UCC Filing Date and No.	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien

29.	The following is a list of all letters of credit as to which any Loan Party is the beneficiary or otherwise has any right to payment or performance:

Loan Party Beneficiary	Name of Issuer	Name of Account Party	Letter of Credit No. and Amount	Standby or Commercial Letter of Credit?

INFORMATION ABOUT THE LOAN PARTIES:

30.	Each Loan Party is qualified to do business in the following jurisdictions as of the Closing Date:

Loan Party	Jurisdictions in which Qualified to do Business

31.	Each Loan Party has the following subsidiaries:

[NAME OF LOAN PARTY]

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

[NAME OF LOAN PARTY]

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

12

[NAME OF LOAN PARTY]

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

32.

List all formation documents and material equity holders agreements pertaining to each Loan Party or to which any Loan Party is a party, including operating agreements, partnership agreements, bylaws, certificates of formation, certificates or articles of organization, certificates or articles of incorporation, shareholder or other equityholders agreements, trust or voting rights agreements, registration rights agreements, warrants and warrant purchase agreements, convertible debt documents and options and other equity incentive plans. The undersigned certifies that each such agreement is in full force and effect, and has not been modified, amended, supplemented or restated except as listed.

Loan Party	Description of Document/Agreement

33.	The following is a complete list of pending and threatened litigation or claims involving amounts claimed against any Loan Party in an indefinite amount or in an amount in excess of $50,000:

Loan Party	Description of Pending or Threatened Litigation

34.	Each Loan Party has directly or indirectly guaranteed the following obligations of third parties:

[NAME OF LOAN PARTY]

Name of Principal Obligor	Description of Guaranteed Obligations	Maximum Amount of Guaranteed Obligations	Term of Guaranty

[NAME OF LOAN PARTY]

Name of Principal Obligor	Description of Guaranteed Obligations	Maximum Amount of Guaranteed Obligations	Term of Guaranty

13

The Borrowers undertake to notify the Administrative Agent of any change or modification to any of the foregoing information occurring prior to the Closing Date.

The undersigned hereby certifies the foregoing information to be true and correct in all material respects and executes this Collateral Information Certificate as of the date first written above on behalf of the Borrowers.

BENEFITFOCUS, INC.,

By:
Name:
Title:

BENEFITFOCUS.COM, INC.,

By:
Name:
Title:

BENEFIT INFORMATICS, INC.,

By:
Name:
Title:

14

SCHEDULES TO THE COLLATERAL INFORMATION CERTIFICATE

(Please see attached schedules)

EXHIBIT I

FORM OF NOTICE OF BORROWING

BENEFITFOCUS, INC.

BENEFITFOCUS.COM, INC.

BENEFIT INFORMATICS, INC.

BENEFITSTORE, INC.

Date: ______________

To:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:

Credit Agreement, dated as of February [__], 2015, by and among BENEFITFOCUS, INC., a Delaware corporation (“Parent”), BENEFITFOCUS.COM, INC., a South Carolina corporation (“Benefitfocus.com”), BENEFIT INFORMATICS, INC., a Delaware corporation (“Benefit Informatics”), and BENEFITSTORE, INC., a South Carolina corporation (“BenefitStore”, and together with Parent, Benefitfocus.com and Benefit Informatics, each individually, a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and Swingline Lender, SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”) and COMERICA BANK, as documentation agent (in such capacity, the “Documentation Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section 2.5 of the Credit Agreement, of the borrowing of a Revolving Loan.

1. The requested Borrowing Date, which shall be a Business Day, is                     .

2. The aggregate amount of the requested Loan is $                    .

3. The undersigned hereby directs the Administrative Agent to disburse the proceeds from the Loan [to be made on the Closing Date, and any other funds described and as set forth in the Flow of Funds Agreement attached hereto as Exhibit A]12 [Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed]13

[12]	To be used for Notice of Borrowing on the Closing Date
[13]	To be used for any Notice of Borrowing after the Closing Date.

Exhibit I

4. The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and immediately after giving effect thereto:

(a) each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(b) no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein; and

(c) after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.

[Signature page follows]

Exhibit I

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

BORROWER:

BENEFITFOCUS, INC.	BENEFITFOCUS.COM, INC.

By:	By:

Name:	Name:

Title:	Title:

BENEFIT INFORMATICS, INC.	BENEFITSTORE, INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit I